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


SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934


Check the appropriate box:
[X]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive Information Statement


                       PACIFIC SECURITY COMPANIES, INC.
               (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14c-5(g).
[X]  Fee Computed on Table Below Per Exchange Act Rules 14c-5(g) and 0-11.

1)  Title of Each Class of Securities to Which Transaction Applies:  None

2)  Aggregate Number of Securities to Which Transaction Applies:  None

3) Per Unit Price or Other Underlying Value of Transaction Computed Pursuant to Exchange Act Rule 0-11 (Set Forth the Amount on Which the Filing Fee Is
    Calculated and State How It Was Determined.):   -$0- The transaction is
    not of the type requiring a filing fee under Rule 0-11

4)  Proposed Maximum Aggregate Value of Transaction:  $-0-

5) Total fee paid:  $-0-

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: n/a

(2)  Form, Schedule, or Registration Statement No: n/a

(3)  Filing Party: n/a

(4)  Date Filed: n/a











Document page 1 of 13

               NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON FEBRUARY 18, 1999


NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of PACIFIC SECURITIES COMPANY (the "Company"), will be held at 10:00 a.m.
(PST), on Thursday, February 18, 1999, at the sixth floor conference room of the Peyton Building, 10 North Post Street, Spokane, Washington 99201, to consider and act upon the following matters:

1. To elect one (1) member to the Board of Directors to serve for a three-year term or until his successor is elected and qualified;

2. To consider and vote upon the adoption of an amendment to the Company's Articles of Incorporation to eliminate the mandatory redemption of the Class A Preferred Stock and authorize 10,000,000 shares of preferred stock;

3. To consider and vote upon the adoption of an amendment to the Company's Articles of Incorporation to increase in the size of the Board of Directors from seven to eight members and a resolution ratifying the election of Julian Guthrie to the Board of Directors;

4. To approve the engagement of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the fiscal year ending July 31, 1999;

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only Shareholders of record on the books of the Company at the close of business on December 31, 1998, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors


Wayne E. Guthrie, Chairman of the Board



















Document page 2 of 13

                          PACIFIC SECURITY COMPANIES
                             10 North Post Street
                               Spokane, WA 99201


INFORMATION STATEMENT

For the Annual Meeting of Shareholders
To be Held February 18, 1999


This Information Statement is furnished in connection with matters to be voted at the Annual Meeting of Shareholders of PACIFIC SECURITY COMPANIES (the "Company") to be held at 10:00 a.m. (PST), on Thursday, February 18, 1999, at the sixth floor conference room of the Peyton Building, 10 North Post Street, Spokane, Washington 99201, and at any and all adjournments thereof with respect to the matters referred to in the accompanying notice. This Information Statement is first being mailed to Shareholders on or about January 25, 1999.

Management of the Company is the record and beneficial owner, or has voting authority for 988,729 shares (approximately 85%) of the outstanding common stock and 5,000 shares (100%) of the outstanding preferred stock of the Company. It is management's intention to vote all of its shares in favor of each matter to be considered by the Shareholders, thereby assuring approval. Although, approval of each matter to be considered by the Shareholders is assured, the Company is required by applicable law to submit each of the matters to be considered to the vote of all Shareholders. There are no dissenter's rights applicable with respect to any matter to be considered by the Shareholders.

The Company has determined December 31, 1998, as the record date with respect to the determination of Shareholders entitled to vote at the Annual Meeting of Shareholders.


                 WE ARE NOT ASKING YOU FOR A PROXY AND
               YOU ARE REQUESTED NOT TO SEND US A PROXY.

PURPOSES OF THE ANNUAL MEETING

Election of Directors.

At the Annual Meeting, Shareholders will be asked to consider and to take action on the election of one (1) member to the Board of Directors to serve for a three-year term or until his successor is elected and qualified
(See " Election of Director").

Amendment to the Articles of Incorporation Authorizing Preferred Stock and Eliminating Mandatory Redemption of Class A Preferred Stock.

At the Annual Meeting, Shareholders will be asked to consider and vote upon the adoption of an amendment to the Company's Articles of Incorporation to eliminate the mandatory redemption of the Class A Preferred Stock and authorize 10,000,000 shares of preferred stock. (See "Amendment of the Company's Articles of Incorporation").

Document page 3 of 13

Amendment to the Articles of Incorporation Increasing Number of Directors


At the Annual Meeting, Shareholders will be asked to consider and vote upon an increase in the size of the Board of Directors from seven to eight members and ratify the previous election of Julian Guthrie to the Board. (See "Amendment of the Company's Articles of Incorporation").

Approval of Engagement of Auditors.

At the Annual Meeting, Shareholders will be asked to consider and vote upon the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending July 31, 1999 (See "Selection of Auditors").

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following information as of the fiscal year ended July 31, 1998, is provided with respect to each director and executive officer of the Company.

                             Year First     Term as
                             Elected as     Director
Name                   Age   Director       Expire In   Position
--------------------   ---   -------------  ---------   ------------------------
Wayne E. Guthrie       78       1970          1999         Chairman of the Board
                                                           and CEO (1/17/70);
                                                           Director

Kevin M. Guthrie       43       1980          2001         Vice President
                                                           (5/2/85);
                                                           Director

David L. Guthrie       34       1987          2001         Vice President
                                                           (9/1/89);
                                                           Director

Donald J. Migliuri     52       1992          1998         Secretary/Treasurer
                                                           (5/29/90);
                                                           Director

Raymond J. Fisher      75       1970          1999         Director

Constance M. Guthrie   64       1981          1999         Director

Robert N. Codd         68       1994          2001         Director

Julian Guthrie         33       1998          2001         Director

Family Relationships.

Kevin M. Guthrie, David L.Guthrie and Julian Guthrie are the children of Wayne E. Guthrie, Constance M. Guthrie is the wife of Wayne E. Guthrie.




Document page 4 of 13

Business Experience.

Wayne E. Guthrie, Chairman of the Board of Pacific Security Companies.
Mr. Guthrie is also Chairman of the Board of Aqua View Apartments, Inc., a Washington corporation and subsidiary of the registrant. Mr. Guthrie has over 50 years of experience in areas of construction, financing of real estate and personal property, and real estate investments.

Kevin M. Guthrie, Vice President of Pacific Security Companies since 1985. Mr. Guthrie has served as property manager for the Company since 1976. Mr. Guthrie is also an officer and director of Aqua View Apartments, Inc.

David L. Guthrie, Vice President of Pacific Security Companies since
1989. Mr. Guthrie was formerly a financial consultant with Merrill Lynch in Spokane, Washington. Mr. Guthrie is also an officer and director of Aqua View Apartments, Inc. Mr. Guthrie is a NASD licensed securities sales person (registered representative) and broker-dealer (general securities principal). He is a licensed real estate broker in the state of Washington and has obtained the CCIM designation (certified commercial investment member) awarded by the commercial real estate investment institute.

Donald J. Migliuri, Treasurer of Pacific Security Companies since 1990 and Secretary since 1991. Mr. Migliuri is a Certified Public Accountant and has served as an accounting officer with various diversified financial services companies for over 18 years. He also is a certified management accountant
(CMA) and has a Masters degree in Business Administration.

Constance M. Guthrie. Mrs. Guthrie is a housewife and has not been employed outside the home during the past nine years.

Raymond J. Fisher. Mr. Fisher, now retired, was Secretary of Pacific Security Companies. He was a Certified Public Accountant and was employed by the Company and its predecessor companies for 41 years.

Robert N. Codd. Mr. Codd is employed by Pacific Security Companies in its leasing and real estate activities. He was employed by the Company from 1970 to 1979 and was rehired in November 1992. Prior to being rehired, he was a commercial realtor and property manager.

Julian Guthrie. Ms. Guthrie is a reporter for the San Francisco Examiner. She covered general news for the paper for two years and last year was named education reporter, responsible for covering all education issues in the Bay Area. Before that, she was senior editor of a lifestyle managzine in San Francisco and also worked as a freelance writer for the Examiner, covering breaking business, political and lifestyle stories. She currently lives in San Francisco.

Committees of the Board

The Company has no standing audit, nominating or compensation committees, or committees performing similar functions.

Board Meetings

During the fiscal year ended July 31, 1998 there were four special meetings of the Board and one regular meeeting. Mr. Migliuri, the only incumbent director was present at each special and regular meeting of the Board of Directors.

Document page 5 of 13

Compliance With Section 16(a) of the Exchange Act.

The Company notes that none of the Officers or Directors of the Company have filed reports on transactions in or holdings of the Company's Common Stock during the most recent fiscal year or during any prior fiscal years.

Legal Proceedings

As of the date hereof, it is the opinion of management that there is no material proceeding to which any director, officer or affiliate of the registrant, any owner of record or beneficially of more than five percent of any class of voting securities of the registrant, or any associate of any such director, officer, affiliate of the registrant, or security holder is a party adverse to the registrant or any of its subsidiaries or has a material interest adverse to the registrant or any of its subsidiaries.

Certain Relationships and Related Transactions

Redeemable Preferred Stock

In fiscal 1995, the Company issued 10,400 shares of $100 par value redeemable Class A preferred stock. The Company has the right to redeem any shares after three years from the date of issuance. During the year ended July 31, 1998, the Company redeemed 2,400 shares of the preferred stock at par. However, all shares are required to be redeemed by the Company ten years after issuance at the par value plus accrued dividends to date or redemption. Due to the mandatory ten-year redemption, the discount on the issuance of the preferred stock is being accreted using the interest method over the redemption period. The accretion is recorded as an increase in the carrying value of the preferred stock and as a charge against retained earnings. The accretion of this discount was $37,500 in the year ended July 31, 1998. The accretion of the discount on the shares redeemed during the years ended July 31, 1998 was $81,500.

Each share of Class A Preferred Stock is entitled to one vote on each matter voted on at a stockholders' meeting. The preferred stockholders have liquidation rights equal to the par value plus accumulated and unpaid dividends. The liquidation preference of the preferred stock was $742,000 at July 31, 1998.

At July 31, 1998, preferred stock with a face value of $400,000 has been pledged as collateral for a contract receivable from WCI. In August 1998, $200,000 (2,000 shares) of preferred stock was redeemed at par value and the contract receivable from WCI was satisfied in full. In connection with this redemption, the Board of Directors of the Company has proposed a plan to remove the mandatory redemption provision on the remaining 5,000 shares of outstanding preferred stock.


Litigation Settlement

On January 5, 1998, in connection with pending litigation between the Company and all of the Company's offices and directors and certain minority stockholders of the Company, ("The Minority Stockholders") who are children of Wayne E. Guthrie, the Company'' Chief Executive Officer and largest individual Company common stockholder, the Company agreed to settle all claims of the Minority Stockholders and redeem all Company common shares held by the Minority Stockholders by paying approximately $317,000 in cash,

Document page 6 of 13
distributing Company real property with an estimated fair value of $643,500 and the issuance of notes payable, bearing interest at 7% per annum, aggregating approximately $729,000. The Company acquired 408,419 of its common shares pursuant to this agreement, which are retired. In addition, the Company obtained a covenant not-to-compete for five years form one of the Minority Stockholders in return for the issuance of a $125,000 note payable bearing interest at 7% per annum. Concurrently, certain Company officers and directors issued notes payable aggregation approximately $236,000 to one of the Minority Stockholders for legal costs aggregating to $150,000. Total expenses incurred by the Company during the year ended July 31, 1998 related to this settlement were approximately $300,000.

Yellowfront Building

On July 31, 1998, the Company transferred its ownership of the Yellowfront Building, a commercial property located in Coeur d' Alene, Idaho, to a family trust formed by Wayne E. Guthrie in exchange for 200,000 shares of Class A common stock. The transfer was recorded at the fair value of the property and resulted in a net gain to the Company of approximately $420,000.

Contracts and Notes Receivable

Certain former stockholders are indebted to the Company on contracts or notes with the following terms:

     Note secured by real estate or common stock,
     bearing 12.5 % (prime plus 4%)                    $227,183
                                                       $227,183

     Debenture Bonds

Included in debenture bonds at July 31, 1998 is approximately $135,000 that is payable to related parties. These bonds bear interest at the prevailing market rate of the date of purchase.

Accrued Expenses and Other Liabilities

                                             1998
                                   -----------------------
                                                 Interest
                                      Amount       Rate
                                   -----------  ----------
     Wayne E. Guthrie               $  82,990      7.50 %
     Contance Guthrie                  99,996      7.50
     Other stockholders                24,254      7.50
                                   -----------  ----------
                                      207,240
                                   ===========






Document page 7 of 13

Heritage Village Apartment Complex

On February 1, 1974, Wayne E. Guthrie and his wife, Constance Guthrie, purchased the Heritage Village apartment complex located in King County, Washington for $2,100,000 from Pacific National Capital Company (which subsequently merged into Pacific Security Companies). The purchase was partially seller-financed by a real estate contract bearing interest at 8% in an original amount of $2,060,000. This contract was assigned to WCI in 1990 (see below). The balance owed on this contract was $200,000 on July 31, 1998. The taxable gain on this sale was $932,348. The balance owed was paid in full in August 1998.

On November 29, 1979, Security Savesco, Inc. sold the Heritage Village apartment complex for $6,000,000 to a non-related party. The sale was partially seller-financed by a real estate contract bearing interest at 9% in an original amount of $5,200,000. The balance owed on this contract was paid in full during the year ended July 31, 1998.

Washington Capital, Inc. (WCI)

In July 1990, certain contracts receivable from Company officers, directors and stockholders were assigned by the Company to WCI, a corporation whose sole stockholder was Wayne E. Guthrie. In December 1991, Mr. Guthrie transferred his ownership interest in WCI to his brother, who is now the sole stockholder of WCI.

The assignment of the contracts receivable from officers/directors/stockholders of the Company was made at no gain or loss as WCI executed installment notes payable to the Company for the same principal amount and interest rates as the contracts assigned to WCI. At July 31, 1998 the only significant assets and liabilities of WCI were the contracts receivable and the installment contract payable to the Company.

In July 1994, Wayne E. Guthrie and/or WCI pledged $800,000 face value of the Company's Class A Preferred Stock to guarantee performance and full payment of any account that he or WCI may owe to the Company. As a result of the redemption of preferred share during the years ended July 31, 1998 and 1997, the pledge was adjusted to $400,000 face value of the Company's Class A Preferred Stock.

The contract receivable by the Company from WCI had a balance outstanding of $200,000 at July 31, 1998. This contract was repayable in $15,000 monthly installments and bore interest at 8% per annum. The contract was satisfied in full subsequent to July 31, 1998 in connection with the redemption of preferred shares.











Document page 8 of 13

Installment Contracts Mortgage Notes and Notes Payable

At July 31, 1998 the following related-party notes payable were outstanding:

                                           Interest          Monthly
                                             Rate            Payment
                                        ----------------   -----------
     John Guthrie*         $  496,618          7.00%       $  2,917
     Linda Welden*            176,899          7.00%          1,200
     Robert Guthrie*          176,899          7.00%          1,200
     Wayne E. Guthrie         176,658          6.75%          2,000
                           ----------
                           $1,027,315
                           ==========

* These notes were paid in full in November, 1998.

REMUNERATION AND OTHER COMPENSATION OF MANAGEMENT

The following table lists, on an accrual basis, for each of the three years ended July 31, 1998, the remuneration paid by the Company to any officers or directors in excess of $100,000 and to all officers and directors as a group who were officers or directors of the Company at any time during the year ended July 31, 1998:

Name of                                                   Annual
Individual         Capacities                             Compensation*
or Number of       in Which                       Fiscal  -------------------
Persons in Group   Served                         Year    Salary     Bonus
-----------------  ----------------------------  -------  ---------  --------
David L. Guthrie   Vice President and Director    1998    $ 98,580   $ 10,000

Kevin M. Guthrie   Vice President and Director    1998    $ 98,862   $ 10,000

Officers and Directors                            1998    $382,223   $ 25,000
as a group (5)

The Company has no qualified or nonqualified stock option plans as of July 31, 1998.

*Annual compensation did not exceed $100,000 in 1996 and 1997.

The Company has no outstanding stock options.










Document page 9 of 13

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Company has two classes of voting securities entitled to be voted at the Annual Meeting. At the date hereof, there were 1,168,849 shares of Common Stock outstanding and 5,000 shares of Class A Preferred Stock outstanding. Each share of Common Stock and Class A Preferred Stock is entitled to one vote on each matter to be considered. The presence in person of the holders of a majority of the outstanding voting shares is necessary to constitute a quorum at the Annual Meeting. Approval of the proposals to be presented at the Annual Meeting will require the affirmative vote of the holders of a majority of the shares present at the meeting. There is no cumulative voting for directors

The Company has determined December 31, 1998, as the record date with respect to the determination of Shareholders entitled to vote at the 1998 Annual Meeting of Shareholders.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)  Security Ownership of Certain Beneficial Owners
     Set forth below is certain information concerning parties, excluding management, who are known by the Company to directly own more than 5% of any class of the Company's voting shares on July 31, 1998: none.

(b)  Security Ownership of Management
     The following table sets forth as of July 31, 1998 information concerning the direct ownership of each class of equity securities by all directors and all directors and officers of the Company as a group:

                                             Amount and
                                             Nature of
Title                                        Beneficial        Percent
of Class        Name of Beneficial Owner     Ownership         of Class
-------------  --------------------------  -------------   --------------
Common stock        Wayne E. Guthrie*         182,870          15.60
Common stock        Constance Guthrie         105,043          8.96
Common stock        Kevin Guthrie**           222,718          18.99
Common stock        David Guthrie**           222,718          18.99
Common stock        Julian Guthrie            196,838          16.79

Common stock        All directors and
                    officers as a group       930,187          79.33

Preferred stock     Wayne E. Guthrie*           4,000          57.10
Preferred stock     Wayne E. or
                    Constance Guthrie           2,000          28.60
Preferred stock     Constance Guthrie           1,000          14.30

Preferred stock     All directors and
                    officers as a group         7,000          100.00%

*Subsequent to July 31, 1998 Mr. Guthrie redeemed 2,870 shares of Common
Stock and 2,000 shares of Preferred Stock

**These parties each exercise voting rights over an additional 30,706 shares (2.62%) of this class through the holdings of their minor children.

Document page 10 of 13

MATTERS TO BE CONSIDERED AND VOTED UPON AT THE ANNUAL MEETING OF
SHAREHOLDERS

1.  Election of Director.

At the Annual Meeting, Shareholders will be asked to consider and to take action on the election of one (1) member to the Board of Directors to serve for a three-year term or until his respective successor is elected and qualified.

The nominee for director, together with certain information with respect to him, is as follows:

                                                  Shares Owned Beneficially
Name                   Age     Director Since     directly or indirectly, as
                                                  of 7/31/98

Donald J. Migliuri     52          1992               -0-

Donald J. Migliuri. Donald J. Migliuri has been treasurer of Pacific Security Companies since 1990. He was a Certified Public Accountant and has served as an accounting officer with various diversified financial service companies for over ten years.

2. Amendments to the Company's Articles of Incorporation.

The Board of Directors proposes two Amendments to the Articles of Incorporation.

A. Capitalization

The Amendment of Article V. provides for the authorization of 10,000,000 shares of Preferred Stock and eliminates the mandatory requirement of the Company to redeem the shares of Class A Preferred Stock currently authorized. All other rights and preferences of the Class A preferred Stock shall remain intact.

Discussion: The Company currently has an authorized class of preferred shares, Class A Preferred. The total authorized Class A Preferred stock is 20,000 shares with a par value of $100.00 per share. There are currently 5,000 shares of Class A Preferred outstanding. Each Class A Preferred share must be redeemed by the Company ten years after the date of issuance. The Company, has the absolute right to redeem any portion of Class A Preferred shares after three years from date of issuance. The elimination of the mandatory redemption feature will allow the Company to treat the Class A Preferred shares as permanent equity and will strengthen the Company's balance sheet. The current Class A Preferred shareholders have unanimously consented to this amendment to the Class A Preferred Stock.

Additionally, the Company will have authority to issue up to Ten Million (10,000,000) shares of newly created preferred stock ("Preferred Stock"). The Preferred Stock shall have no stated value. The Preferred Stock shall be entitled to preference over the Common Stock with respect to the distribution of assets of the Company in the event of liquidation, dissolution, or winding-up of the Company, whether voluntarily or involuntarily, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs.



Document page 11 of 13

The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors in their sole discretion shall have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

If approved, the Board of Directors would be empowered without the necessity of further action or authorization by the Company's Shareholders (unless such action or authorization is required in a specific case by applicable laws or regulations or stock exchange rules) to authorize the issuance of the Preferred Shares from time to time in one or more series or classes, and to fix by resolution the designations, preferences, limitations, and relative rights of each such series or class. Each series of Preferred Shares would, as determined by the Board of Directors at the time of issuance, rank senior to the Company's shares of Common Stock with respect to dividends and redemption and liquidation rights.

The Preferred Shares will provide authorized and unissued shares of Preferred Stock which may be used by the Company for any proper corporate purpose. Such purpose might include, without limitation, issuance as part or all of the consideration required to be paid by the Company in the acquisition of other businesses or properties, or issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations. There are no transactions currently under review by the Board of Directors which contemplate the issuance of Preferred Shares.

It is not possible to state the precise effects of the authorization of the Preferred Shares upon the rights of the holders of the Company's Common Stock until the Board of Directors determines the respective preferences, limitations, and relative rights of the holders of each class or series of the Preferred Shares. Such effects might include, however: (a) reduction of the amount otherwise available for payment of dividends on Common Stock to the extent dividends are payable on any issued Preferred Shares; (b) restrictions on dividends on the Common Stock; (c) dilution of the voting power of the Common Stock to the extent that the Preferred Shares had voting rights; (d) conversion of the Preferred Shares into Common Stock at such prices as the Board of Directors determines, which could include issuance at below the fair market value or original issue price of the Common Stock; and
(e) the holders of Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to holders of the Preferred Shares.

Although the Board of Directors would authorize the issuance of additional Preferred Shares based on its judgment as to the best interests of the Company and its Shareholders, the issuance of authorized Preferred Shares could have the effect of diluting the voting power and book value per share of the outstanding Common Stock.

B. Directors

By amendment to Article VII. the Board proposes to increase the size of the Board of directors from seven to eight members. Through oversight this amendment was not considered at the 1997 Annual Meeting at which an eighth member was elected to the Board. The resolution adopting this amendment contains language making the date of the 1997 Annual Meeting the effective date of the amendment and incorporates language approving, adopting and ratifying the election of Julian Guthrie as the eighth director of the Company.


Document page 12 of 13

4.  Selection of Auditors

For the fiscal year ended July 31, 1998, the Company retained
PricewaterhouseCoopers LLP as its independent auditors. It shall be the Company's practice to refer to the Shareholders the selection of the firm to audit its annual financial statements.

The Board of Directors recommends a vote for the Appointment of PricewaterhouseCoopers LLP as the independent auditors for the Company for the fiscal year ending July 31, 1999. It is not expected that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting.

4.  Other Matters

Management does not know of any other matters likely to be brought before the 1998 Annual Meeting of Shareholders. However, in the event any other matters properly come before the 1998 Annual Meeting of Shareholders, such matters will be acted upon accordingly.

FINANCIAL AND OTHER INFORMATION

This information is incorporated by reference to the consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows appearing in the Company's 1998 Annual Report, the Form 10K for the fiscal year ended July 31, 1998 and the Form 10Q for the quarterly period ended October 31, 1998.

As disclosed in the Company's most recent 10Q filing, on December 1, 1998, management decided to close Birdies Golf Center and commence a liquidation of assets. Management is currently attempting to lease the buildings and market the property.

SHAREHOLDER PROPOSALS

Proposals by shareholders intended to be presented at the next Annual Meeting of Shareholders to be held in 1999, must be received by the Secretary of the Company on or before October 1, 1999, in order to be included in the information statement for that meeting. Proposals should be directed to Mr. Donald J. Migliuri, Secretary.

A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE PERIOD ENDED JULY 31, 1998 (FORM 10-K) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION,
INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY WRITING TO:

                          Pacific Security Companies
                 525 Peyton Building, 10 North Post Street
                          Spokane, Washington   99201


Wayne E. Guthrie                           Date: January 25, 1999
Chairman of the Board

Document page 13 of 13


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